Exhibit 2.2

FIRST AMENDMENT TO

UNIT PURCHASE AGREEMENT

This FIRST AMENDMENT TO UNIT PURCHASE AGREEMENT (this “Amendment”) dated September 11, 2012 (the “Effective Date”), is entered into by and among Vertex Energy, Inc., a Nevada corporation (“Buyer”), Vertex Acquisition Sub, LLC, a Nevada limited liability company (“Target”), Vertex Holdings, L.P., a Texas limited partnership (“Holdings”), and B & S Cowart Family L.P., a Texas limited partnership (“B&S LP” and together with Holdings, the “Sellers”).  Target and the Sellers are sometimes referred to herein collectively as the “Seller Parties.”

WHEREAS, pursuant to that certain Unit Purchase Agreement dated as of August 14, 2012, by and among Buyer and the Seller Parties (as the same may be, from time to time, amended, the “Purchase Agreement”), Buyer agreed to purchase all of the issued and outstanding units representing membership interests (the “Units”) of Target from the Sellers, and the Sellers agreed to sell such Units to Buyer;

WHEREAS, the Purchase Agreement contemplates pursuant to Section 12.07 thereof that it may be amended by the written agreement of the Parties;

WHEREAS, the Parties desire to amend certain provisions of the Purchase Agreement; and

WHEREAS, capitalized terms used in this Amendment but not specifically defined herein shall have the respective meanings given to them in the Purchase Agreement.

NOW, THEREFORE, in consideration of the premises, representations and warranties and mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are herein acknowledged, the Parties agree as follows:

ARTICLE 1

MODIFICATION OF PURCHASE AGREEMENT

1.01           Closing Date.  The Closing shall occur on September 11, 2012, effective on and as of the close of business, Houston, Texas time, August 31, 2012.

1.02           Offers of Employment.  Buyer hereby waives the closing condition contained in Section 2.01(e)(xxi) of the Purchase Agreement to the extent such condition requires that the Seller Parties deliver to Buyer the Employee Confidentiality and Proprietary Rights Agreements, duly executed by each of the Continuing Employees.  Nothing herein shall be construed to diminish or negate the closing condition contained in Section 2.01(e)(xxi) of the Purchase Agreement with respect to the Retained Employees.  This waiver shall not constitute a waiver of any other rights Buyer may have pursuant to the Purchase Agreement.  Promptly following the Closing, the Sellers shall deliver to Buyer the Employee Confidentiality and Proprietary Rights Agreements, duly executed by each of the Continuing Employees.

ARTICLE 2

Miscellaneous

2.01           Continuing Force and Effect.  Except as amended hereby, the Purchase Agreement shall remain unmodified and in full force and effect.  The Parties hereby ratify and confirm the Purchase Agreement, as amended hereby.  Each reference in the Purchase Agreement shall, unless the context otherwise requires, mean the Purchase Agreement as amended by this Amendment.

2.02           Reaffirm Existing Representations and Warranties. Each representation and warranty of the Parties contained in the Purchase Agreement is true and correct on the Effective Date and will be true and correct after giving effect to the amendments set forth in Article 1 hereof, except to the extent such representations and warranties are expressly limited to an earlier date, in which case such representations and warranties shall be true and correct as of such specified earlier date.

2.03           Counterparts.  This Amendment may be executed in multiple counterparts (including by means of telecopied signature pages), any one of which need not contain the signatures of more than one party, but all such counterparts taken together shall constitute one and the same instrument.

2.04           Governing Law.  All matters relating to the interpretation, construction, validity and enforcement of this Amendment shall be governed by and construed in accordance with the domestic Laws of the State of Texas without giving effect to any choice or conflict of law provision or rule (whether of the State of Texas or any other jurisdiction) that would cause the application of Laws of any jurisdiction other than the State of Texas.

[Signature page follows.]

IN WITNESS WHEREOF, the Parties have executed this Amendment as of the Effective Date.